(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	July 27, 2022
(630) 906-5484

Old Second Bancorp, Inc. Reports Second Quarter 2022 Net Income of $12.2 Million,

or $0.27 per Diluted Share

AURORA, IL, July 27, 2022 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the second quarter of 2022.  Our net income was $12.2 million, or $0.27 per diluted share, for the second quarter of 2022, compared to net income of $12.0 million, or $0.27 per diluted share, for the first quarter of 2022, and net income of $8.8 million, or $0.30 per diluted share, for the second quarter of 2021. Adjusted net income, a non-GAAP financial measure that excludes $2.1 million of pre-tax acquisition-related costs, net of gains on branch sales, related to our acquisition of West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021, was $13.8 million, or $0.31 per diluted share, for the second quarter of 2022.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

The increase in net income in the second quarter of 2022 was primarily due to net interest and dividend income of $45.3 million, which increased $4.0 million from the first quarter of 2022 primarily due to loan growth and market interest rate increases, and increased $23.3 million from the second quarter of 2021, as West Suburban loan and securities income, net of interest expense on acquired deposits, was included in the second quarter of 2022.  The second quarter of 2022 also included a $82,000 pre-tax mark to market gain on mortgage servicing rights (“MSRs”), compared to a $3.0 million pre-tax gain on MSRs in the first quarter of 2022, and a $1.0 million pre-tax loss on MSRs in the second quarter of 2021.

Operating Results

●Second quarter 2022 net income was $12.2 million, reflecting an increase in earnings of $227,000 from the first quarter of 2022, and an increase of $3.4 million from the second quarter of 2021.  Adjusted net income, a non-GAAP financial measure that excludes acquisition-related costs, net of gains on branch sales, was $13.8 million for the second quarter of 2022, a decrease of $2.1 million from adjusted net income for the first quarter of 2022.  There was no adjustment to net income for the period ending June 30, 2021.
●Net interest and dividend income was $45.3 million for the second quarter of 2022, an increase of $4.0 million, or 9.8%, from the first quarter of 2022, and an increase of $23.3 million, or 106.2%, from the second quarter of 2021.
●Interest and dividend income for the second quarter of 2022 was $47.4 million, an increase of $4.1 million from the first quarter of 2022, and an increase of $23.2 million from the second quarter 2021.  Growth in interest and dividend income in 2022 reflected the market interest rate increases in 2022, as well as full periods of West Suburban loan and securities income.
●Interest expense for both the second and first quarters of 2022 totaled $2.1 million, compared to $2.2 million for the second quarter of 2021.  The year-over-year decrease in interest expense stems primarily from decreased interest bearing deposits and the pay down of $10.2 million of notes payable and other borrowings.
●We recorded a net provision for credit losses of $550,000 in the second quarter of 2022, compared to no provision in the first quarter of 2022, and a $3.5 million release of provision expense in the second quarter of

2021.  The net provision in the second quarter of 2022 was driven by an increase in total loans, partially offset by a reduction of our allowance for unfunded commitments based on our analysis of funding rate utilization.
●	Noninterest income was $9.2 million for the second quarter of 2022, a decrease of $4.3 million, or 31.6%, compared to $13.5 million for the first quarter of 2022, and an increase of $1.3 million, or 16.3%, compared to $7.9 million for the second quarter of 2021. Service charges on deposits increased for the second quarter of 2022 by $254,000 compared to the prior quarter, and increased by $1.1 million compared to the second quarter of 2021. Card related income in the second quarter of 2022 was $3.0 million, an increase of $398,000 from the first quarter 2022, and increased $1.3 million over the second quarter 2021. These increases were offset by a decrease in net mortgage banking income of $4.7 million from the first quarter of 2022, and $1.2 million from the second quarter of 2021, due to a significant decrease in originations for the secondary market in the second quarter of 2022, as well as the effect of interest rate changes on our mortgage banking derivatives.
●	Noninterest expense was $37.2 million for the second quarter of 2022, a decrease of $1.0 million, or 2.6% compared to $38.3 million for the first quarter of 2022, and an increase of $15.8 million, or 74.1%, compared to $21.4 million for the second quarter of 2021. The decrease from the first quarter of 2022 is the result of less conversion-related data processing fees, partially offset by higher salary and employee benefits and card related expenses. Contributing to the year over year increase was $3.3 million of acquisition costs in the second quarter of 2022 primarily in data processing and salaries, partially offset by the $1.1 million gain on branch sales. In addition, growth in salaries and employee benefits and occupancy, furniture and equipment expenses were recorded in the second quarter of 2022, primarily stemming from the additional employees and branches due to the West Suburban acquisition, as well as higher salary rates being paid in 2022.
●	We had a provision for income tax of $4.4 million for both the second quarter and first quarter of 2022, compared to a provision for income tax of $3.2 million for the second quarter of 2021. The year over year increase in tax expense for the second quarter of 2022 was due to an increase in pre-tax income.
●	On July 19, 2022, our Board of Directors declared a cash dividend of $0.05 per share payable on August 8, 2022, to stockholders of record as of July 29, 2022.

President and Chief Executive Officer Jim Eccher said “We are very pleased with our core trends this quarter including strong loan growth, improving core operating leverage and steady asset quality.  We believe momentum remains across nearly all of our businesses with the exception of a disappointing quarter from mortgage banking due to a combination of higher interest rates, ineffective hedging and fallout within the locked pipeline.  We expected our mortgage banking expenses to decline meaningfully beginning next quarter and revenues are also expected to return to a more normalized run rate.  Loan originations remained strong across all commercial segments and drove $223 million in linked quarter loan growth with current lending pipelines remaining robust.  Net interest margin trends have begun to advance with the reported taxable equivalent net interest margin increasing by 30 basis points linked quarter to 3.18%.  We completed the systems conversions and integration activities related to the acquisition of West Suburban without significant disruptions to customers during the second quarter. We believe solid earnings trends will become less obscured by acquisition related noise over the remainder of the year as some remaining redundancies are eliminated.

“Looking forward, I remain optimistic on loan growth trends in the near term and excited on what we can do over the intermediate term.  Loan yields should begin to expand more rapidly as rate increases take hold within the portfolio, which offers the potential for expanding margins and strong earnings growth in the near term. We are excited for the future and believe we have the resources and momentum to focus on growth and building a better Old Second for our stockholders and communities.”

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	June 30,	March 31,	June 30,
	Buffer, if applicable[1]	Provisions[2]	2022	2022	2021
The Company
Common equity tier 1 capital ratio	7.00%	N/A	9.35%	9.73%	12.72%
Total risk-based capital ratio	10.50%	N/A	12.27%	12.85%	17.60%
Tier 1 risk-based capital ratio	8.50%	N/A	9.91%	10.33%	13.83%
Tier 1 leverage ratio	4.00%	N/A	7.24%	7.00%	9.68%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	12.24%	12.74%	15.23%
Total risk-based capital ratio	10.50%	10.00%	13.25%	13.83%	16.33%
Tier 1 risk-based capital ratio	8.50%	8.00%	12.24%	12.74%	15.23%
Tier 1 leverage ratio	4.00%	5.00%	8.94%	8.61%	10.63%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%.

2 The prompt corrective action provisions are only applicable at the Bank level.

The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $42.1 million at June 30, 2022, $38.0 million at March 31, 2022, and $23.1 million at June 30, 2021. Nonperforming loans with a total net book value of $23.8 million were acquired with our acquisition of West Suburban in December 2021. Credit metrics reflected increases in nonperforming loans due to the acquisition in the fourth quarter of 2021, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.2% at June 30, 2022, 1.1% at March 31, 2022, and 1.2% at June 30, 2021.
●	OREO assets totaled $1.6 million at June 30, 2022, $2.4 million at March 31, 2022, and $1.9 million at June 30, 2021. In the second quarter of 2022 we had no transfers to OREO from loans, we wrote down $104,000 on two properties, and we sold three properties with a total net book value of $646,000. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at both June 30, 2022 and March 31, 2022, compared to 1.3% at June 30, 2021.
●	Total loans were $3.63 billion at June 30, 2022, reflecting an increase of $222.7 million compared to March 31, 2022, and an increase of $1.72 billion compared to June 30, 2021. The increase from the linked quarter was due to growth in commercial, leases and commercial real estate loans, net of paydowns, in the second quarter of 2022. Increases in the year over year quarter were due to the acquisition of $1.50 billion of loans in the West Suburban acquisition. Average loans (including loans held-for-sale) for the second quarter of 2022 totaled $3.51 billion, reflecting an increase of $104.3 million from the first quarter of 2022 and an increase of $1.58 billion from the second quarter of 2021.
●	Available-for-sale securities totaled $1.73 billion at June 30, 2022, compared to $1.82 billion at March 31, 2022, and $580.0 million at June 30, 2021. Total securities available-for-sale decreased compared to the linked quarter due to paydowns and maturities of $72.8 million and $40.5 million in unrealized losses, partially offset by purchases of $36.0 million during the quarter. We sold one security at a loss of $33,000 in the second quarter of 2022. The growth in the year over year period is due to our acquisition of West Suburban in the fourth quarter of 2021. The unrealized mark to market loss on securities totaled $89.8 million as of June 30, 2022, compared to $49.4 million as of March 31, 2022, and an unrealized mark to market gain of $22.7 million as of June 30, 2021, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$426,820	$782	0.73	$635,302	$269	0.17	$499,555	$137	0.11
Securities:
Taxable	1,610,713	6,670	1.66	1,612,635	5,053	1.27	425,785	1,832	1.73
Non-taxable (TE)[1]	181,386	1,789	3.96	195,240	1,814	3.77	188,281	1,593	3.39
Total securities (TE)[1]	1,792,099	8,459	1.89	1,807,875	6,867	1.54	614,066	3,425	2.24
Dividends from FHLBC and FRBC	20,994	263	5.02	16,066	153	3.86	9,917	113	4.57
Loans and loans held-for-sale[1,2]	3,508,856	38,267	4.37	3,404,534	36,428	4.34	1,930,965	20,856	4.33
Total interest earning assets	5,748,769	47,771	3.33	5,863,777	43,717	3.02	3,054,503	24,531	3.22
Cash and due from banks	53,371	-	-	42,972	-	-	29,985	-	-
Allowance for credit losses on loans	(44,354)	-	-	(44,341)	-	-	(31,024)	-	-
Other noninterest bearing assets	374,309	-	-	370,987	-	-	185,368	-	-
Total assets	$6,132,095			$6,233,395			$3,238,832

Liabilities and Stockholders' Equity
NOW accounts	$604,176	$102	0.07	$593,481	$89	0.06	$531,804	$105	0.08
Money market accounts	1,054,552	155	0.06	1,098,941	170	0.06	330,536	59	0.07
Savings accounts	1,213,133	90	0.03	1,201,086	138	0.05	439,104	53	0.05
Time deposits	469,009	265	0.23	495,452	277	0.23	359,635	409	0.46
Interest bearing deposits	3,340,870	612	0.07	3,388,960	674	0.08	1,661,079	626	0.15
Securities sold under repurchase agreements	34,496	9	0.10	39,204	11	0.11	67,737	21	0.12
Other short-term borrowings	-	-	-	-	-	-	1	-	-
Junior subordinated debentures	25,773	284	4.42	25,773	280	4.41	25,773	284	4.42
Subordinated debentures	59,244	547	3.70	59,222	546	3.74	56,081	517	3.70
Senior notes	44,520	578	5.21	44,494	485	4.42	44,415	673	6.08
Notes payable and other borrowings	13,103	95	2.91	19,009	103	2.20	22,250	119	2.15
Total interest bearing liabilities	3,518,006	2,125	0.24	3,576,662	2,099	0.24	1,877,336	2,240	0.48
Noninterest bearing deposits	2,120,428	-	-	2,099,283	-	-	1,012,163	-	-
Other liabilities	32,636	-	-	60,818	-	-	36,553	-	-
Stockholders' equity	461,025	-	-	496,632	-	-	312,780	-	-
Total liabilities and stockholders' equity	$6,132,095			$6,233,395			$3,238,832
Net interest income (GAAP)		$45,264			$41,232			$21,954
Net interest margin (GAAP)			3.16			2.85			2.88

Net interest income (TE)[1]		$45,646			$41,618			$22,291
Net interest margin (TE)[1]			3.18			2.88			2.93
Interest bearing liabilities to earning assets	61.20%			61.00%			61.46%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2022 and 2021. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provides a reconciliation of each non-GAAP measures to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes fees of $588,000, $724,000 and $1.3 million for the second quarter of 2022, first quarter of 2022, and the second quarter of 2021, respectively. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $45.6 million for the second quarter of 2022, which reflects an increase of $4.0 million compared to the first quarter of 2022, and an increase of $23.4 million compared to the second quarter of 2021.  The tax equivalent adjustment for the second quarter of 2022 was $382,000 compared to $386,000 in the first quarter 2022, and $337,000 for the second quarter of 2021.  Average interest earning assets decreased $115.0 million to $5.75 billion for the second quarter of 2022, compared to the first quarter of 2022, due to decreases in interest earning deposits with financial institutions, securities, and loans held-for-sale.  Average interest earning assets increased $2.69 billion in the second quarter of 2022, compared to the second quarter of 2021, primarily due to the West Suburban acquisition. Average loans, including loans held-for-sale, increased $104.3 million for the second quarter of 2022, compared to the first quarter of 2022, and increased $1.58 billion compared to the second quarter of 2021.  The yield on loans for the second quarter of 2022 increased three basis points compared to the first quarter of 2022, and increased four basis points compared to the second quarter of 2021.

A decrease of $15.8 million in the average balance of securities for the second quarter of 2022, compared to the first quarter of 2022, was offset by the increase in market interest rates, as increasing yields on our variable rate securities resulted in an increase of $1.6 million to interest income (TE).  Significantly higher average balances, partially offset by lower yields in the second quarter of 2021, resulted in a $5.0 million increase in interest income (TE) on securities in the second quarter of 2022 compared to the second quarter of 2021.  The average yield on total securities available-for-sale declined 35 basis points year over year.  We acquired $1.07 billion of securities with our acquisition of West Suburban in December 2021, and securities activity in the second quarter 2022 consisted of $36.0 million of purchases, offset by $76.1 million of paydowns, calls and maturities, and one sale.  Our overall yield on tax equivalent municipal securities was 3.96% for the second quarter of 2022, compared to 3.77% for the first quarter of 2022 and 3.39% for the second quarter of 2021.

The yield on average earning assets increased 31 basis points in the second quarter of 2022, compared to the first quarter of 2022, and increased 11 basis points compared to the second quarter of 2021.  Changes in the interest rate environment impact the portfolio at varying intervals depending on the repricing timeline of loans, as well as the securities maturity and purchase activity.

Average interest bearing liabilities decreased $58.7 million in the second quarter of 2022, compared to the first quarter of 2022, driven primarily by a $70.8 million decrease in money market accounts and time deposits.  Average interest bearing liabilities increased $1.64 billion in the second quarter of 2022, compared to the second quarter of 2021, primarily driven by a $1.68 billion increase in interest bearing deposits from the acquisition of West Suburban, partially offset by a $9.1 million decrease in notes payable and other borrowings.  The decrease in deposits since the first quarter of 2022 are attributable to customer usage of funds, and we paid down $7.0 million of notes payable in the second quarter of 2022.  The cost of interest bearing liabilities for the second quarter of 2022 remained at 24 basis points as compared to the first quarter of 2022, and decreased 24 basis points from 0.48% the second quarter of 2021. Growth in our average noninterest bearing demand deposits of $21.1 million from the linked quarter, and $1.11 billion in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings; cost of funds, which includes the impact of noninterest bearing deposits, totaled 0.15% for the second and first quarters of 2022, compared to 0.31% in the second quarter of 2021.

Our net interest margin (GAAP) increased 31 basis points to 3.16% for the second quarter of 2022, compared to 2.85% for the first quarter of 2022, and increased 28 basis points compared to 2.88% for the second quarter of 2021. Our net interest margin (TE) increased 30 basis points to 3.18% for the second quarter of 2022, compared to 2.88% for the first quarter 2022, and increased 25 basis points compared to 2.93% for the second quarter of 2021. The increases year over year were due primarily to the increased level of market interest rates over much of the past four months, the related rate resets on loans and securities during the past year, a decrease in our cost of funds. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				2nd Quarter 2022
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Wealth management	$2,506	$2,698	$2,389	(7.1)	4.9
Service charges on deposits	2,328	2,074	1,221	12.2	90.7
Residential mortgage banking revenue
Secondary mortgage fees	50	139	272	(64.0)	(81.6)
MSRs mark to market gain (loss)	82	2,978	(1,033)	(97.2)	(107.9)
Mortgage servicing income	579	519	507	11.6	14.2
Net (loss) gain on sales of mortgage loans	(262)	1,495	1,895	(117.5)	(113.8)
Total residential mortgage banking revenue	449	5,131	1,641	(91.2)	(72.6)
Securities (losses) gains, net	(33)	-	2	N/M	N/M
Change in cash surrender value of BOLI	72	124	423	(41.9)	(83.0)
Card related income	2,965	2,567	1,666	15.5	78.0
Other income	924	869	577	6.3	60.1
Total noninterest income	$9,211	$13,463	$7,919	(31.6)	16.3

N/M - Not meaningful.

Noninterest income decreased $4.3 million, or 31.6%, in the second quarter of 2022, compared to the first quarter of 2022, and increased $1.3 million, or 16.3%, compared to the second quarter of 2021.  The decrease from the first quarter was primarily driven by a $4.7 million decline in residential mortgage banking revenue that is attributable to a decline in mark to market gain on MSRs of $2.9 million, as well as a net loss of $262,000 on the sale of mortgage loans, compared to a gain on the sale of mortgage loans of $1.5 million in the first quarter of 2022. The variance is due to a significant decrease in origination volume, as increasing interest rates during the rate lock period impacted both the mortgage banking derivative and the pull through rate in the form of increased denials and withdrawals after a rate lock.  The mark to market gain on MSRs decreased from the first quarter due to fluctuations in interest rates. These residential mortgage banking revenue decreases were partially offset by increased service charges on deposit accounts of $254,000, and an increase in card related income of $398,000 in the second quarter of 2022 offset by a reduction in wealth management fees of $192,000 and a decrease in the cash surrender value of BOLI of $52,000, as compared to the linked quarter.

The increase in noninterest income in the second quarter of 2022, compared to the second quarter of 2021, is primarily due to a $1.3 million increase in card related income, a $1.1 million increase in service charges on deposits, a $117,000 increase in wealth management fees, and a $347,000 increase in other income, stemming primarily from the inclusion of West Suburban related activity. Partially offsetting these increases was a $1.2 million decline in residential mortgage banking revenue, due to a decrease in mortgage origination volume in the second quarter of 2022, as well as changes in interest rates effecting the mortgage banking derivative, and a $351,000 decrease in the cash surrender value of BOLI, due to market interest rate fluctuations.

Noninterest Expense

				2nd Quarter 2022
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Salaries	$15,995	$15,598	$9,435	2.5	69.5
Officers incentive	1,662	994	1,194	67.2	39.2
Benefits and other	3,675	3,375	2,267	8.9	62.1
Total salaries and employee benefits	21,332	19,967	12,896	6.8	65.4
Occupancy, furniture and equipment expense	3,046	3,699	2,303	(17.7)	32.3
Computer and data processing	4,006	6,268	1,304	(36.1)	207.2
FDIC insurance	702	410	192	71.2	265.6
General bank insurance	351	315	277	11.4	26.7
Amortization of core deposit intangible asset	659	665	115	(0.9)	473.0
Advertising expense	194	182	95	6.6	104.2
Card related expense	1,057	534	626	97.9	68.8
Legal fees	179	257	135	(30.4)	32.6
Consulting & management fees	523	616	250	(15.1)	109.2
Other real estate owned expense (gain), net	87	(12)	77	(825.0)	13.0
Other expense	5,113	5,351	3,131	(4.4)	63.3
Total noninterest expense	$37,249	$38,252	$21,401	(2.6)	74.1
Efficiency ratio (GAAP)[1]	67.07%	72.70%	68.63%
Adjusted efficiency ratio (non-GAAP)[2]	62.69%	61.89%	67.65%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition-related costs, net of gain on branch sales, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the second quarter of 2022 decreased $1.0 million, or 2.6%, compared to the first quarter of 2022, and increased $15.8 million, or 74.1%, compared to the second quarter of 2021.  The decrease in the second quarter of 2022 compared to the first quarter was primarily attributable to $3.2 million of West Suburban acquisition-related costs for the second quarter of 2022 compared to $5.6 million for the first quarter of 2022.  Acquisition-related costs in the second quarter of 2022 included $1.7 million in data processing expense, compared to $4.9 million in the first quarter of 2022, primarily due to acquisition-related core system conversion costs. Occupancy, furniture and equipment costs also decreased $850,000 in the second quarter of 2022, compared to the prior quarter, due to net gains on branch sales during the quarter.  These decreases were partially offset by a $1.4 million increase in salaries and employee benefits largely as the result of bonuses paid to non-officer employees for efforts during the acquisition and conversion period.  Finally, our card related expense increased in the second quarter of 2022, compared to the first quarter, due to growth in customer transactions and related volume charges, as well as certain credits recorded in the first quarter of 2022.

The year over year increase in noninterest expense is primarily attributable to an $8.4 million increase in salaries and employee benefits, a $743,000 increase in occupancy, furniture and equipment, a $2.7 million increase in computer and data processing expense, and a $2.0 million increase in other expense. Officer incentive compensation increased $468,000 in the second quarter of 2022, compared to the second quarter of 2021, as incentive accruals increased in the current year due to the acquisition of West Suburban, as well as growth in our commercial lending team.  Employee benefits expense increased $1.4 million in the second quarter of 2022, compared to the second quarter of 2021, due to increases stemming from additional employees from our acquisition of West Suburban and increases in employee insurance costs as more employees returned to more routine medical appointments, many of which were on hold during the COVID-19 pandemic in 2020 and part of 2021. The increase in occupancy, furniture and equipment expense year over year was due to the addition of 34 West Suburban branches in late 2021. The $2.7 million increase in computer and data processing expense was primarily due to core system conversion costs relating to the West Suburban acquisition.

Finally, the increase in other expense was due primarily to growth in net teller banking and bill paying fees of $642,000, which was due to acquisition-related costs in the second quarter of 2022.

Earning Assets

				June 30, 2022
Loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Commercial	$806,725	$695,545	$344,084	16.0	134.5
Leases	230,677	211,132	154,512	9.3	49.3
Commercial real estate – Investor	1,076,678	965,767	569,745	11.5	89.0
Commercial real estate – Owner occupied	627,898	655,792	318,259	(4.3)	97.3
Construction	170,037	165,558	100,544	2.7	69.1
Residential real estate – Investor	61,220	62,846	50,127	(2.6)	22.1
Residential real estate – Owner occupied	207,836	203,118	105,419	2.3	97.2
Multifamily	310,706	298,686	161,628	4.0	92.2
HELOC	111,072	110,688	72,475	0.3	53.3
HELOC – Purchased	9,066	9,553	14,436	(5.1)	(37.2)
Other[1]	13,155	23,685	12,137	(44.5)	8.4
Total loans	$3,625,070	$3,402,370	$1,903,366	6.5	90.5

1 Other class includes consumer and overdrafts.

Total loans increased by $222.7 million at June 30, 2022, compared to March 31, 2022, and increased $1.72 billion for the year over year period.  Loan growth of $1.50 billion in the year over year period was driven by the acquisition of West Suburban, as well as loan growth in 2022 which primarily consisted of commercial, leases, commercial real estate-investor, construction and multifamily loans.  As required by ASU 2016-13, per adoption of the Current Expected Credit Losses accounting standard (“CECL”), the balance (or amortized cost basis) of purchased credit deteriorated loans (or “PCD loans”) acquired in our acquisitions are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				June 30, 2022
Securities	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Securities available-for-sale, at fair value
U.S. Treasury	$214,820	$220,563	$4,086	(2.6)	N/M
U.S. government agencies	57,896	59,036	6,038	(1.9)	858.9
U.S. government agency mortgage-backed	141,836	153,148	18,939	(7.4)	648.9
States and political subdivisions	233,652	236,408	242,748	(1.2)	(3.7)
Corporate bonds	9,543	9,683	31,715	(1.4)	(69.9)
Collateralized mortgage obligations	641,498	696,513	101,912	(7.9)	529.5
Asset-backed securities	259,622	274,941	145,356	(5.6)	78.6
Collateralized loan obligations	175,549	166,158	29,154	5.7	502.1
Total securities available-for-sale	$1,734,416	$1,816,450	$579,948	(4.5)	199.1

N/M - Not meaningful.

Our securities portfolio totaled $1.73 billion as of June 30, 2022, a decrease of $82.0 million from $1.82 billion as of March 31, 2022, and an increase of $1.15 billion from $579.9 million as of June 30, 2021. The decrease in the portfolio during the second quarter of 2022, compared to the prior quarter, was driven primarily by $72.8 million of maturities, calls and pay downs on U.S. government agency mortgage-backed, collateralized mortgage obligations, and asset-backed securities, as well as the effect of rising interest rates and widening credit spreads, which decreased the market value in the portfolio. Purchases during the quarter totaled $36.0 million while sales totaled $3.3 million resulting in a loss on sale of $33,000. The increase in the securities portfolio in the year over year period was primarily due to $1.07 billion of securities acquired as part of the acquisition of West Suburban. The portfolio currently consists of high quality fixed-rate and floating-rate securities, with all except one rated AA or better, displaying an effective duration of approximately 2.8 years.

Asset Quality

				June 30, 2022
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Nonaccrual loans	$35,712	$35,973	$22,784	(0.7)	56.7
Performing troubled debt restructured loans accruing interest	1,108	1,242	201	(10.8)	451.2
Loans past due 90 days or more and still accruing interest	5,274	743	136	609.8	N/M
Total nonperforming loans	42,094	37,958	23,121	10.9	82.1
Other real estate owned	1,624	2,374	1,877	(31.6)	(13.5)
Total nonperforming assets	$43,718	$40,332	$24,998	8.4	74.9

30-89 days past due loans and still accruing interest	$24,681	$20,835	$8,654
Nonaccrual loans to total loans	1.0%	1.1%	1.2%
Nonperforming loans to total loans	1.2%	1.1%	1.2%
Nonperforming assets to total loans plus OREO	1.2%	1.2%	1.3%
Purchased credit-deteriorated loans to total loans	2.3%	3.1%	0.5%

Allowance for credit losses	$45,388	$44,308	$28,639
Allowance for credit losses to total loans	1.3%	1.3%	1.5%
Allowance for credit losses to nonaccrual loans	127.1%	123.2%	125.7%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.  PCD loans acquired in our acquisitions of West Suburban and ABC Bank totaled $82.3 million, net of purchase accounting adjustments, at June 30, 2022.  PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 1.2% for the second quarter of 2022, 1.1% for the first quarter of 2022, and 1.2% for the second quarter of 2021. Nonperforming assets to total loans plus OREO was 1.2% for both the second quarter of 2022, and the first quarter of 2022, and 1.3% for the second quarter of 2021. Our allowance for credit losses to total loans was 1.3% for both the second quarter of 2022 and the first quarter of 2022, and 1.5% for the second quarter of 2021.

The following table shows classified loans by segment, which include nonaccrual loans, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				June 30, 2022
Classified loans	As of			Percent Change From
(dollars in thousands)	June 30,	March 31,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2021
Commercial	$31,577	$29,267	$482	7.9	N/M
Leases	2,005	2,641	3,007	(24.1)	(33.3)
Commercial real estate – Investor	30,407	8,809	5,063	245.2	500.6
Commercial real estate – Owner occupied	28,715	13,259	8,702	116.6	230.0
Construction	1,238	3,185	5,393	(61.1)	(77.0)
Residential real estate – Investor	1,246	1,544	1,082	(19.3)	15.2
Residential real estate – Owner occupied	3,785	4,862	4,578	(22.2)	(17.3)
Multifamily	1,336	1,369	8,477	(2.4)	(84.2)
HELOC	2,681	1,496	1,090	79.2	146.0
HELOC – Purchased	172	173	-	(0.6)	-
Other[1]	2	3	2	(33.3)	-
Total classified loans	$103,164	$66,608	$37,876	54.9	172.4

1 Other class includes consumer and overdrafts.

N/M - Not meaningful.

Increases in classified loans since June 30, 2021, were driven by our acquisition of West Suburban and the resultant increase in total loans during the fourth quarter of 2021.  The $36.6 million increase from the linked quarter is due to five larger credits being moved from watch to problem accruing status.

Allowance for Credit Losses on Loans and Unfunded Commitments

At June 30, 2022, our allowance for credit losses (“ACL”) on loans totaled $45.4 million, and our ACL on unfunded commitments, included in other liabilities, totaled $4.7 million.  In the second quarter of 2022, we recorded provision expense of $550,000 based on our assessment of nonperforming loan metrics and trends and estimated future credit losses, comprised of $1.3 million of provision for credit losses on loans, less a reversal of $778,000 of allowance on unfunded commitments.  We recorded net charge-offs of $250,000 in the second quarter of 2022, which reduced the ACL. In the first quarter of 2022, we recorded provision for credit losses on loans of $320,000 based on our assessment of nonperforming loan metrics and trends and estimated future credit losses, which was offset by a reversal of $320,000 of provision for credit losses on unfunded commitments, based on line utilization review.  In the second quarter of 2021, a $3.5 million release of provision expense was recorded due to revised expectations of future credit losses after one year of the COVID-19 pandemic. Our ACL on loans to total loans was 1.3% as of June 30, 2022 and March 31, 2022, compared to 1.5% as of June 30, 2021.

The decrease in our ACL on unfunded commitments at June 30, 2022 compared to March 31, 2022 is driven by a $778,000 reversal of provision expense in the quarter due to adjustments in our funding rate assumptions based on our analysis of the last 12 months of utilization as well as $223,000 of accretion recorded during the quarter stemming from our acquisition of West Suburban.  The ACL on unfunded commitments totaled $4.7 million as of June 30, 2022, $5.7 million as of March 31, 2022, and $2.2 million as of June 30, 2021.

Net Charge-off Summary

Loan Charge–offs, net of recoveries	Quarters Ended
(dollars in thousands)	June 30,	% of	March 31,	% of	June 30,	% of
	2022	Total [2]	2022	Total [2]	2021	Total [2]
Commercial	$44	17.6	$-	-	$190	292.3
Leases	-	-	-	-	28	43.1
Commercial real estate – Investor	225	90.0	213	72.7	(20)	(30.8)
Commercial real estate – Owner occupied	(7)	(2.8)	113	38.6	21	32.3
Construction	-	-	-	-	-	-
Residential real estate – Investor	(5)	(2.0)	(10)	(3.4)	(10)	(15.4)
Residential real estate – Owner occupied	(22)	(8.8)	(83)	(28.3)	(61)	(93.8)
Multifamily	-	-	-	-	-	-
HELOC	(31)	(12.4)	(35)	(11.9)	(72)	(110.8)
HELOC – Purchased	-	-	-	-	-	-
Other [1]	46	18.4	95	32.3	(11)	(16.9)
Net charge–offs / (recoveries)	$250	100.0	$293	100.0	$65	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the second quarter of 2022 were $386,000, compared to $514,000 for the first quarter of 2022 and $301,000 for the second quarter of 2021.  Gross recoveries were $136,000 for the second quarter of 2022, compared to $221,000 for the first quarter of 2022, and $236,000 for the second quarter of 2021.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $5.34 billion at June 30, 2022, a decrease of $201.7 million compared to $5.54 billion at March 31, 2022, primarily due to declines in our savings, NOW, and money market accounts of $125.7 million, demand deposits of $59.8 million, and a decrease in time deposits of $16.2 million.  Total deposits increased $2.66 billion in the year over year period, driven primarily by the $2.69 billion of deposits acquired with our West Suburban acquisition in December 2021.

Borrowings

As of June 30, 2022, March 31, 2022 and June 30, 2021, we had no other short-term borrowings, primarily due to sufficient deposit levels to meet short-term funding needs.

We were indebted on senior notes totaling $44.5 million, net of deferred issuance costs, as of June 30, 2022.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  Subordinated debt totaled $59.3 million as of June 30, 2022, consisting of $60.0 million in principal issued on April 6, 2021, net of debt issuance cost of $750,000.  As of June 30, 2022, compared to March 31, 2022, notes payable and other borrowings decreased $7.0 million and is comprised of $11.0 million outstanding on a $20.0 million term note we originated to facilitate the March 2020 redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I.  During the three month period ending June 30, 2022, we paid off the remaining $6.0 million long-term FHLBC advance acquired in our ABC Bank acquisition that was to mature on February 2, 2026.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “should,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “potential,” “progress,” “prospect,” “trend,” “momentum” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, our expectations around our mortgage banking expenses and run rate, loan growth, pipelines and customer activity, statements regarding our expectations with respect to our recent merger with West Suburban, and statements regarding the potential for expanded margins and future growth. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the COVID-19 pandemic on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities;  (7) with respect to the merger with West Suburban, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of other unexpected factors or events; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, July 28, 2022, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss our second quarter 2022 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code 888472.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on August 4, 2022, by dialing 877-481-4010, using Conference ID: 45859.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2022	2021
Assets
Cash and due from banks	$53,295	$38,565
Interest earning deposits with financial institutions	228,040	713,542
Cash and cash equivalents	281,335	752,107
Securities available-for-sale, at fair value	1,734,416	1,693,632
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	20,413	13,257
Loans held-for-sale	1,707	4,737
Loans	3,625,070	3,420,804
Less: allowance for credit losses on loans	45,388	44,281
Net loans	3,579,682	3,376,523
Premises and equipment, net	81,901	88,005
Other real estate owned	1,624	2,356
Mortgage servicing rights, at fair value	10,722	7,097
Goodwill	86,332	86,332
Core deposit intangible	14,980	16,304
Bank-owned life insurance ("BOLI")	105,496	105,300
Deferred tax assets, net	32,481	6,100
Other assets	54,454	60,439
Total assets	$6,005,543	$6,212,189

Liabilities
Deposits:
Noninterest bearing demand	$2,078,272	$2,093,494
Interest bearing:
Savings, NOW, and money market	2,803,201	2,868,928
Time	461,382	503,810
Total deposits	5,342,855	5,466,232
Securities sold under repurchase agreements	37,599	50,337
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,254	59,212
Senior notes	44,533	44,480
Notes payable and other borrowings	11,000	19,074
Other liabilities	35,625	45,054
Total liabilities	5,556,639	5,710,162

Stockholders’ Equity
Common stock	44,705	44,705
Additional paid-in capital	201,282	202,443
Retained earnings	271,831	252,011
Accumulated other comprehensive (loss) income	(65,244)	8,768
Treasury stock	(3,670)	(5,900)
Total stockholders’ equity	448,904	502,027
Total liabilities and stockholders’ equity	$6,005,543	$6,212,189

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest and dividend income
Loans, including fees	$38,229	$20,815	$74,595	$43,022
Loans held-for-sale	32	38	89	93
Securities:
Taxable	6,670	1,832	11,723	3,447
Tax exempt	1,413	1,259	2,846	2,566
Dividends from FHLBC and FRBC stock	263	113	416	228
Interest bearing deposits with financial institutions	782	137	1,051	229
Total interest and dividend income	47,389	24,194	90,720	49,585
Interest expense
Savings, NOW, and money market deposits	347	217	744	458
Time deposits	265	409	542	909
Securities sold under repurchase agreements	9	21	20	52
Junior subordinated debentures	284	284	564	564
Subordinated debentures	547	517	1,093	517
Senior notes	578	673	1,063	1,346
Notes payable and other borrowings	95	119	198	242
Total interest expense	2,125	2,240	4,224	4,088
Net interest and dividend income	45,264	21,954	86,496	45,497
Provision for (release of) credit losses	550	(3,500)	550	(6,500)
Net interest and dividend income after provision for (release of) credit losses	44,714	25,454	85,946	51,997
Noninterest income
Wealth management	2,506	2,389	5,204	4,540
Service charges on deposits	2,328	1,221	4,402	2,416
Secondary mortgage fees	50	272	189	594
Mortgage servicing rights mark to market gain (loss)	82	(1,033)	3,060	80
Mortgage servicing income	579	507	1,098	1,074
Net (loss) gain on sales of mortgage loans	(262)	1,895	1,233	5,616
Securities (losses) gains, net	(33)	2	(33)	2
Change in cash surrender value of BOLI	72	423	196	757
Card related income	2,965	1,666	5,532	3,113
Other income	924	577	1,793	1,027
Total noninterest income	9,211	7,919	22,674	19,219
Noninterest expense
Salaries and employee benefits	21,332	12,896	41,299	26,402
Occupancy, furniture and equipment	3,046	2,303	6,745	4,770
Computer and data processing	4,006	1,304	10,274	2,602
FDIC insurance	702	192	1,112	393
General bank insurance	351	277	666	553
Amortization of core deposit intangible	659	115	1,324	235
Advertising expense	194	95	376	155
Card related expense	1,057	626	1,591	1,219
Legal fees	179	135	436	190
Consulting & management fees	523	250	1,139	667
Other real estate expense, net	87	77	75	113
Other expense	5,113	3,131	10,464	5,840
Total noninterest expense	37,249	21,401	75,501	43,139
Income before income taxes	16,676	11,972	33,119	28,077
Provision for income taxes	4,429	3,152	8,852	7,378
Net income	$12,247	$8,820	$24,267	$20,699

Basic earnings per share	$0.28	$0.30	$0.55	$0.71
Diluted earnings per share	0.27	0.30	0.54	0.70
Dividends declared per share	0.05	0.05	0.10	0.06

Ending common shares outstanding	44,562,068	28,707,737	44,562,068	28,707,737
Weighted-average basic shares outstanding	44,499,395	28,849,015	44,480,326	29,036,354
Weighted-average diluted shares outstanding	45,246,736	29,367,472	45,204,460	29,574,962

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2021				2022
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Cash and due from banks	$28,461	$29,985	$29,760	$34,225	$42,972	$53,371
Interest earning deposits with financial institutions	359,576	499,555	523,561	587,721	635,302	426,820
Cash and cash equivalents	388,037	529,540	553,321	621,946	678,274	480,191

Securities available-for-sale, at fair value	532,230	614,066	663,450	1,032,273	1,807,875	1,792,099
FHLBC and FRBC stock	9,917	9,917	9,917	11,042	16,066	20,994
Loans held-for-sale	8,616	4,860	4,908	4,271	6,707	3,050
Loans	2,006,157	1,926,105	1,884,788	2,388,746	3,397,827	3,505,806
Less: allowance for credit losses on loans	34,540	31,024	28,639	34,567	44,341	44,354
Net loans	1,971,617	1,895,081	1,856,149	2,354,179	3,353,486	3,461,452

Premises and equipment, net	45,378	44,847	44,451	59,796	87,564	84,599
Other real estate owned	2,213	2,053	1,930	1,954	2,399	1,850
Mortgage servicing rights, at fair value	4,814	5,499	5,020	5,555	8,218	10,525
Goodwill	18,604	18,604	18,604	19,340	86,332	86,332
Core deposit intangible	2,115	1,998	1,883	6,747	15,977	15,286
Bank-owned life insurance ("BOLI")	63,259	63,633	64,008	78,217	105,396	105,463
Deferred tax assets, net	8,228	7,782	6,487	9,273	10,689	27,154
Other assets	42,877	40,952	43,032	106,880	54,412	43,100
Total other assets	187,488	185,368	185,415	287,762	370,987	374,309
Total assets	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095

Liabilities
Deposits:
Noninterest bearing demand	$937,039	$1,012,163	$1,029,705	$1,200,445	$2,099,283	$2,120,428
Interest bearing:
Savings, NOW, and money market	1,237,177	1,301,444	1,341,536	2,091,380	2,893,508	2,871,861
Time	399,310	359,635	331,482	370,919	495,452	469,009
Total deposits	2,573,526	2,673,242	2,702,723	3,662,744	5,488,243	5,461,298

Securities sold under repurchase agreements	82,475	67,737	46,339	47,571	39,204	34,496
Other short-term borrowings	-	1	-	-	-	-
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	-	56,081	59,180	59,201	59,222	59,244
Senior notes	44,389	44,415	44,441	44,468	44,494	44,520
Notes payable and other borrowings	23,330	22,250	21,171	20,090	19,009	13,103
Other liabilities	37,801	36,553	53,370	68,314	60,818	32,636
Total liabilities	2,787,294	2,926,052	2,952,997	3,928,161	5,736,763	5,671,070

Stockholders' equity
Common stock	34,957	34,957	34,958	38,248	44,705	44,705
Additional paid-in capital	121,578	120,359	120,857	148,528	202,828	202,544
Retained earnings	242,201	251,134	258,944	260,181	258,073	267,912
Accumulated other comprehensive income (loss)	14,496	13,971	14,965	10,986	(3,074)	(49,151)
Treasury stock	(102,621)	(107,641)	(109,561)	(74,631)	(5,900)	(4,985)
Total stockholders' equity	310,611	312,780	320,163	383,312	496,632	461,025
Total liabilities and stockholders' equity	$3,097,905	$3,238,832	$3,273,160	$4,311,473	$6,233,395	$6,132,095

Total Earning Assets	$2,916,496	$3,054,503	$3,086,624	$4,024,053	$5,863,777	$5,748,769
Total Interest Bearing Liabilities	1,812,454	1,877,336	1,869,922	2,659,402	3,576,662	3,518,006

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2021				2022
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Interest and Dividend Income
Loans, including fees	$22,207	$20,815	$21,315	$26,328	$36,366	$38,229
Loans held-for-sale	55	38	39	33	57	32
Securities:
Taxable	1,615	1,832	1,835	2,817	5,053	6,670
Tax exempt	1,307	1,259	1,285	1,323	1,433	1,413
Dividends from FHLB and FRBC stock	115	113	114	114	153	263
Interest bearing deposits with financial institutions	92	137	203	224	269	782
Total interest and dividend income	25,391	24,194	24,791	30,839	43,331	47,389
Interest Expense
Savings, NOW, and money market deposits	241	217	209	294	397	347
Time deposits	500	409	330	271	277	265
Securities sold under repurchase agreements	31	21	15	15	11	9
Junior subordinated debentures	280	284	286	283	280	284
Subordinated debentures	-	517	547	546	546	547
Senior notes	673	673	673	673	485	578
Notes payable and other borrowings	123	119	113	108	103	95
Total interest expense	1,848	2,240	2,173	2,190	2,099	2,125
Net interest and dividend income	23,543	21,954	22,618	28,649	41,232	45,264
(Release of) provision for credit losses	(3,000)	(3,500)	(1,500)	12,326	-	550
Net interest and dividend income after (release of) provision for credit losses	26,543	25,454	24,118	16,323	41,232	44,714
Noninterest Income
Wealth management	2,151	2,389	2,372	2,421	2,698	2,506
Service charges on deposits	1,195	1,221	1,368	1,624	2,074	2,328
Secondary mortgage fees	322	272	240	210	139	50
Mortgage servicing rights mark to market gain (loss)	1,113	(1,033)	(282)	1,463	2,978	82
Mortgage servicing income	567	507	572	534	519	579
Net gain (loss) on sales of mortgage loans	3,721	1,895	2,186	1,498	1,495	(262)
Securities gains (losses), net	-	2	244	(14)	-	(33)
Change in cash surrender value of BOLI	334	423	406	227	124	72
Card related income	1,447	1,666	1,624	1,579	2,567	2,965
Other income	450	577	610	1,129	869	924
Total noninterest income	11,300	7,919	9,340	10,671	13,463	9,211
Noninterest Expense
Salaries and employee benefits	13,506	12,896	12,964	18,325	19,967	21,332
Occupancy, furniture and equipment	2,467	2,303	2,418	6,395	3,699	3,046
Computer and data processing	1,298	1,304	1,477	3,859	6,268	4,006
FDIC insurance	201	192	211	371	410	702
General bank insurance	276	277	301	360	315	351
Amortization of core deposit intangible	120	115	113	296	665	659
Advertising expense	60	95	107	81	182	194
Card related expense	593	626	662	657	534	1,057
Legal fees	55	135	455	460	257	179
Consulting & management fees	417	250	247	4,091	616	523
Other real estate expense (gain), net	36	77	25	29	(12)	87
Other expense	2,709	3,131	3,149	3,609	5,351	5,113
Total noninterest expense	21,738	21,401	22,129	38,533	38,252	37,249
Income (loss) before income taxes	16,105	11,972	11,329	(11,539)	16,443	16,676
Provision for (benefit from) income taxes	4,226	3,152	2,917	(2,472)	4,423	4,429
Net income (loss)	$11,879	$8,820	$8,412	$(9,067)	$12,020	$12,247

Basic earnings per share (GAAP)	$0.41	$0.30	$0.30	$(0.27)	$0.27	$0.28
Diluted earnings per share (GAAP)	0.40	0.30	0.29	(0.26)	0.27	0.27
Dividends paid per share	0.01	0.05	0.05	0.05	0.05	0.05

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Net Income
Income before income taxes (GAAP)	$16,676	$16,443	$11,972
Pre-tax income adjustments:
Merger-related costs, net of gains on branch sales	2,131	5,335	-
Adjusted net income before taxes	18,807	21,778	11,972
Taxes on adjusted net income	4,995	5,858	3,152
Adjusted net income (non-GAAP)	$13,812	$15,920	$8,820

Basic earnings per share (GAAP)	$0.28	$0.27	$0.30
Diluted earnings per share (GAAP)	0.27	0.27	0.30
Adjusted basic earnings per share excluding acquisition-related costs (non-GAAP)	0.31	0.36	0.30
Adjusted diluted earnings per share excluding acquisition-related costs (non-GAAP)	0.31	0.35	0.30

	Quarters Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Net Interest Margin
Interest income (GAAP)	$47,389	$43,331	$24,194
Taxable-equivalent adjustment:
Loans	6	5	3
Securities	376	381	334
Interest income (TE)	47,771	43,717	24,531
Interest expense (GAAP)	2,125	2,099	2,240
Net interest income (TE)	$45,646	$41,618	$22,291
Net interest income (GAAP)	$45,264	$41,232	$21,954
Average interest earning assets	$5,748,823	$5,863,777	$3,054,503
Net interest margin (GAAP)	3.16%	2.85%	2.88%
Net interest margin (TE)	3.18%	2.88%	2.93%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2022	2022	2021	2022	2022	2021
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$37,249	$38,252	$21,401	$37,249	$38,252	$21,401
Less amortization of core deposit	659	665	115	659	665	115
Less other real estate expense, net	87	(12)	77	87	(12)	77
Less merger related costs, net of gain on branch sales	N/A	N/A	N/A	2,132	5,334	-
Noninterest expense less adjustments	$36,503	$37,599	$21,209	$34,371	$32,265	$21,209

Net interest income	$45,264	$41,232	$21,954	$45,264	$41,232	$21,954
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	6	5	3
Securities	N/A	N/A	N/A	376	381	334
Net interest income including adjustments	45,264	41,232	21,954	45,646	41,618	22,291
Noninterest income	9,211	13,463	7,919	9,211	13,463	7,919
Less securities losses (gains), net	(33)	-	2	(33)	-	2
Less MSRs mark to market gain (loss)	82	2,978	(1,033)	82	2,978	(1,033)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	19	33	112
Noninterest income (less) / including adjustments	9,162	10,485	8,950	9,181	10,518	9,062

Net interest income including adjustments plus noninterest income (less) / including adjustments	$54,426	$51,717	$30,904	$54,827	$52,136	$31,353
Efficiency ratio / Adjusted efficiency ratio	67.07%	72.70%	68.63%	62.69%	61.89%	67.65%